Exhibit 10.15
June 14, 2024
Matt Baer
VIA EMAIL

Re:    Modifications to Chief Executive Officer Employment Offer Letter

Dear Matt:

This letter agreement (the “Amendment”) modifies the below sections of the June 9, 2023 offer letter between you and Stitch Fix, Inc. (the “Company”)(the “Agreement”).
(a)The following paragraph supersedes and replaces Section 1(b) in its entirety:
Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Executive Officer and as may be directed by the Board, to whom you will report. While your primary work location is anticipated to be your residence in the State of Connecticut, you will be expected to regularly travel to the Company’s offices in San Francisco, California. Additionally, the Company reserves the right to reasonably require you to perform your duties at places other than your residence and the San Francisco office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time; provided, however, that any such modification will not have any effect on the protections afforded to you in the event of your resignation for “Good Reason” all as set forth below.
(b)The following paragraph supersedes and replaces Section 4 in its entirety:
Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, unless otherwise agreed with the Board.
You hereby expressly consent to the modifications set forth in this Amendment and agree that such modifications do not constitute Good Reason for your resignation from the Company, as defined in the Agreement.
This Amendment will be effective on the date this letter has been signed by both you and the Company. No other provisions of the Agreement are modified by this Amendment. The terms set forth in this Amendment are the sole terms of the agreement between you and the Company on such subject matters, and supersede any other agreements or promises made to you by anyone, whether oral or written, with respect to such subject matters. This Amendment shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.
Sincerely,

/s/ Elizabeth Williams
Elizabeth Williams
Chair of the Compensation Committee of the Board of Directors

Reviewed, Understood, and Accepted:

_/s/ Matt Baer_________________________            _June 20, 2024_____________________
Matt Baer                             Date

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